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                                                                    EXHIBIT 10.1

                       CORRECTIONS CORPORATION OF AMERICA

                        8.0% SUBORDINATED PROMISSORY NOTE

                               DUE JANUARY 2, 2009


No. 001                                                        December 31, 2001

        SECTION 1. PAYMENT OBLIGATION.

        (a) CORRECTIONS CORPORATION OF AMERICA, a corporation duly organized and existing under the laws of the State of Maryland (herein called the "Corporation"), for value received, hereby promises to pay to the eligible participants in the class of plaintiffs in the Actions or its designated representatives(s) (collectively, the "Payees"), the Payment Amount on the Maturity Date.

        (b) Any payment due hereunder that falls due on a day that is not a Business Day shall be payable on the first succeeding Business Day and such extension of time shall be included in the computation of interest due hereunder. Payment of the principal of and interest on this Note will be made by cashiers check or by wire transfer of immediately available funds, in currency of the United States of America, at such address or to such account, as applicable, as shall be designated to the Corporation by the Payees.

        SECTION 2. DEFINITIONS. As used herein, the following terms will be deemed to have the meanings set forth below.

        "ACTIONS" mean (i) that consolidated purported class action styled In re Prison Realty Securities Litigation, Case No. 3:99-0458, filed in the United States District Court for the Middle District of Tennessee (as to approximately 47.8% of the value of the Note); (ii) that consolidated purported class action styled In re Old CCA Securities Litigation, Case No. 3:99-0452, filed in the United States District Court for the Middle District of Tennessee (as to approximately 41.1% of the value of the Note); and (iii) that consolidated purported class action styled Neiger
        v. Doctor Crants, et al., Case No. 3-99-1205, filed in the United States District Court for the Middle District of Tennessee (as to approximately 11.1% of the value of the Note).

        "ADMINISTRATIVE AGENT" means the party serving as Administrative Agent under the terms of the Senior Secured Credit Facility.

        "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.




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        "COMMON STOCK" means the common stock, $0.01 par value per share, of the
        Corporation.

        "COUPON RATE" means eight percent (8.0%) per annum.

        "CREDIT AGREEMENT" means that certain Second Amended and Restated Credit Agreement, dated as of December 7, 2001, by and among the Corporation, as Borrower, certain of the Corporation's subsidiaries, as Subsidiary Guarantors, the lenders party thereto, Lehman Commercial Paper, Inc., as Administrative Agent, Societe Generale, as documentation agent, Lehman Brothers Inc., as book manager and lead arranger, The Bank of Nova Scotia, as syndication agent, and Southtrust Bank, N.A., as co-agent (as hereinafter may be amended or modified), and any successor agreement.

        "CREDIT PARTY OBLIGATIONS" mean those obligations as defined under the terms of the Credit Agreement.

        "DISTRIBUTION DATE" means December 31, 2001.

        "ISSUE DATE" means December 31, 2001.

        "MATURITY DATE" means January 2, 2009.

        "MDP DEBT" means those obligations of the Corporation arising under the terms of the Corporation's $41.1 million aggregate principal amount convertible, subordinated notes due December 31, 2008 issued to MDP Ventures, IV, LLC and certain related purchasers as such obligations currently exist and may exist in the future.

        "NOTE" means this subordinated promissory note issued by the Corporation.

        "PAID IN FULL" and "PAYMENT IN FULL" each means the indefeasible payment in full in cash (without the right of recapture under applicable state or federal law).

        "PAYMENT AMOUNT" means an aggregate principal amount not to exceed Twenty Six Million One Hundred Thousand Dollars ($26,100,000), plus accrued interest thereon at the Coupon Rate, determined as follows:

        (a) The Payment Amount shall equal No Dollars ($0.00) if, for any 15 consecutive Trading Days during the period beginning on the Distribution Date and ending on the Maturity Date, the average Trading Price of the Common Stock equals or exceeds the Termination Price; and

        (b) In the event the average Trading Price of the Common Stock does not equal or exceed the Termination Price pursuant to (a) above, then the Payment Amount shall be equal to Twenty Six Million One Hundred Thousand Dollars ($26,100,000), plus accrued interest thereon at the Coupon Rate, less any appreciation in the value of the Stock Consideration. The appreciation in the



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                value of the Stock Consideration shall be determined by
                multiplying (x) 4,221,000 (i.e., the number of shares issued as the Stock Consideration), as adjusted to account for any reclassification or division of the Common Stock (whether by stock split, stock dividend, merger, recapitalization, reorganization, or otherwise), by (y) the excess of the average per share Trading Price of the Common Stock for the 50 consecutive trading days prior to the Maturity Date over $4.90, as adjusted to account for any reclassification or division of the Common Stock (whether by stock split, stock dividend, merger, recapitalization, reorganization, or otherwise). To the extent the appreciation in the value of the Stock Consideration exceeds the Payment Amount, the Payment Amount shall equal No Dollars ($0.00). By means of example only, if the average Trading Price of the Common Stock for the 50 consecutive trading days prior to the Maturity Date is $10.00 per share, then the appreciation in the value of the Stock Consideration would be $21,527,100, resulting in a Payment Amount of $23,223,593.78.

        "PMI DEBT" means those obligations of the Corporation arising under the terms of the Corporation's $30.0 million aggregate principal amount convertible, subordinate notes due February 28, 2005 issued to PMI Mezzanine Fund, L.P. as such obligations currently exist and may exist in the future.

        "SECURED PARTIES" mean those parties as defined under the terms of the Credit Agreement.

        "SENIOR INDEBTEDNESS" means the principal of and premium, if any, and unpaid interest on (a) the Senior Secured Credit Facility, the Senior Notes, the MDP Debt, the PMI Debt and other indebtedness of the Corporation, irrespective of whether secured and whether heretofore or hereafter (i) incurred for borrowed money, or (ii) evidenced by a note or similar instrument given in connection with the acquisition by the Corporation of any business, properties, or assets, including securities (but not including any account payable or other obligation created or assumed by the Corporation in the ordinary course of business in connection with the obtaining of materials or services), (b) any refundings, renewals, extensions, or deferrals of any of the indebtedness included as Senior Indebtedness by virtue of clause (a) hereof, and (c) obligations under capital leases; in each case for the payment of which the Corporation is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire, or otherwise, unless the terms of the instrument evidencing such indebtedness or capital lease or pursuant to which such indebtedness or capital lease is outstanding specifically provide that such indebtedness or capital lease is not superior in right of payment to the indebtedness evidenced by this Note.

        "SENIOR NOTES" mean the Corporation's $100.0 million aggregate principle amount 12% senior unsecured notes due 2006.

        "SENIOR SECURED CREDIT FACILITY" means all obligations, whether present or future, contingent or otherwise, of the Corporation created, assumed, guaranteed



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        or otherwise incurred under the terms of the Credit Agreement, including the Credit Party Obligations, (including, without limitation, all interest (including specifically interest accruing after the filing of a petition under the United States Bankruptcy Code, whether or not an allowable claim), principal, expenses, attorneys fees and costs (including attorney's fees incurred in bankruptcy and other financing costs (including prepayments, premiums, penalties, fees and costs)) and any refinancings, renewals, replacements, over-advances or increases thereof.

        "STOCK CONSIDERATION" means the 4,221,000 shares of Common Stock distributed to the eligible participants in the class of plaintiffs (and their respective counsel and certain other counsel attributed thereto) in the Actions.

        "TERMINATION PRICE" means $16.30 per share, as adjusted to account for any reclassification or division of the Common Stock (whether by stock split, stock dividend, merger, recapitalization, reorganization, or otherwise).

        "TRADING DAY" means, if the Common Stock is listed or admitted to trading on any national securities exchange, a day on which such exchange is open for the transaction of business, otherwise, a Business Day.

        "TRADING PRICE" when used with reference to shares of Common Stock, shall mean the "closing price" per share of Common Stock on such date. If the Common Stock is listed or admitted to trading on a national securities exchange, the "closing price" for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading. If the Common Stock is not publicly held or so listed or publicly traded, "Trading Price" shall mean the fair market value per share of Common Stock as determined in good faith by the Board of Directors of the Company based on an opinion of an independent investment banking firm with an established national reputation as a valuer of securities, which opinion may be based on such assumptions as such firm shall deem to be necessary and appropriate.

        SECTION 3. SUBORDINATION.

        (a) The Corporation covenants and agrees, and the Payees likewise covenant and agree, that (i) the indebtedness of the Corporation hereunder, including interest thereon and other amounts payable in the respect of or in connection with this Note, shall be unsecured and shall be junior and subordinate in right of payment to all Senior Indebtedness, (ii) no payment shall be made by the Corporation, and the Payees likewise shall not accept or receive any such payment,



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by setoff or in any other manner, of any sums (in whole or in part) of which may now or hereafter be owing to the Payees from the Corporation, or any of its predecessors, successors or assigns, including, without limitation, a receiver, trustee or debtor-in-possession, under or in connection with this Note so long as any obligations of the Corporation under the Senior Secured Credit Facility have not been Paid in Full; and (iii) the Payees shall have no right to acceleration, collection or other rights or remedies upon a payment or other default under this Note so long as any obligations of the Corporation under the Senior Secured Credit Facility have not been Paid in Full.

        (b) The Corporation covenants and agrees, and the Payees likewise covenant and agree, that no payment shall be made by the Corporation, and the Payees likewise shall not accept or receive any such payment, by setoff or in any other manner, of any sums (in whole or in part) of which may now or hereafter be owing to the Payees from the Corporation, or any of its predecessors, successors or assigns, including, without limitation, a receiver, trustee or debtor-in-possession, under or in connection with this Note, or otherwise, if there shall have occurred and be continuing, and the Corporation and the Payees shall have received notice from the holder or holders of, a default with respect to any Senior Indebtedness (i) permitting the acceleration thereof and such default is the subject of a judicial proceeding, or (ii) in an aggregate principal amount of not less than One Million Dollars ($1,000,000) entitling such holder or holders to compel the acceleration thereof (provided, however, that in the case of Senior Indebtedness issued pursuant to an indenture, such notice may be validly given only by the trustee under such indenture), unless and until such default or event of default shall have been cured or waived or shall have ceased to exist or such notice is withdrawn or found by a court of competent jurisdiction to be invalid.

        (c) Upon any payment by the Corporation or distribution of assets of the Corporation of any kind or character, whether in cash, property, or securities, to creditors of the Corporation upon any dissolution or winding up or liquidation or reorganization of the Corporation, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, or other similar proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be Paid in Full before any payment is made under or in connection with this Note (including, without limitation, the payment of principal or interest) and upon such dissolution or winding up or liquidation or reorganization, any payment by the Corporation, or distribution of assets of the Corporation of any kind or character, whether in cash, property, or securities, to which the Payees would be entitled except for the provisions hereof, shall be paid by the Corporation or by any receiver, trustee in bankruptcy, liquidating trustee, agent, or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to ensure that all Senior Indebtedness has been Paid in Full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Payees.

        (d) The foregoing notwithstanding, in the event that any payment of or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Payees before all Senior Indebtedness is Paid in Full, then and in such event the Payees shall receive and hold such



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payment in trust as trustee for the holders of any Senior Indebtedness that has not been Paid in Full and immediately thereafter such payment or distribution shall be paid over or delivered to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear (in the form received with proper endorsement), for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to ensure that all Senior Indebtedness has been Paid in Full, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

        (e) The Corporation and Payees acknowledge that the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Payees, without incurring responsibility to the Payees and without impairing or releasing the obligations of the Payees hereunder or to the holders of Senior Indebtedness, do any or all of the following: (i) change the manner, place, or terms of payment or change or extend the time of payment of, or renew or alter Senior Indebtedness, or otherwise amend, in any manner, Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release, or otherwise deal with any property pledged, mortgaged, or otherwise securing Senior Indebtedness; (iii) release any person liable in any manner for the collection of Senior Indebtedness; (iv) exercise or refrain from exercising any rights against the Corporation and any other person; and (v) take any other action that might be deemed to impair the rights of the holders of Senior Indebtedness hereunder.

        (f) Subject to the Payment in Full of all amounts then due (whether by acceleration of the maturity thereof or otherwise) under all Senior Indebtedness at the time outstanding, the Payees shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property, or securities of the Corporation applicable to the Senior Indebtedness until the principal of and interest on this Note shall be paid in full; and, for the purposes of such subrogation, no payments or distributions by the Corporation to the holders of Senior Indebtedness of any cash, property, or securities to which the Payees would be entitled except for the provisions hereof, and no payments over pursuant to the provisions hereof to the holders of Senior Indebtedness by the Payees, shall, as between the Corporation, its creditors other than holders of Senior Indebtedness, and the Payees, be deemed to be a payment by the Corporation to or on account of the Senior Indebtedness.

        (g) It is understood that the foregoing provisions of this Note are and are intended solely for the purpose of defining the relative rights of the Payees on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Note is intended to or shall impair, as among the Corporation, its creditors (other than the holders of Senior Indebtedness), and the Payees, the obligation of the Corporation, which is absolute and unconditional, to pay to the Payees the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Payees and creditors of the Corporation other than the holders of Senior Indebtedness, nor shall anything herein prevent the Payees from exercising all remedies otherwise permitted by applicable law upon default under this Note. Nothing in this Note is intended to or shall impair, among the holders of the Senior Indebtedness, any contractual or structural seniority or other rights that any such holder may have as against any other such



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holders, including, without limitation, the rights of the Secured Parties to receive and retain all proceeds of the liquidation of any collateral securing the Senior Secured Credit Facility to the extent necessary to satisfy in full any obligations outstanding thereunder.

        (h) Upon any payment or distribution of assets of the Corporation referred to herein, the Payees shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation, or reorganization proceedings are pending, or certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent, or other person making such payment or distribution, delivered to the Payees, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Corporation, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon, and all other facts pertinent thereto.

        SECTION 4. NO ACCELERATION. This Note and the indebtedness evidenced hereby is not subject to acceleration.

        SECTION 5. NO OPTIONAL PREPAYMENT. This Note and the indebtedness evidenced hereby may not be prepaid at the option of the Corporation.

        SECTION 6. ADDITIONAL AGREEMENTS. The Corporation covenants and agrees, and the Payees likewise covenant and agree, to the following:

        (a) Neither the Company nor the Payees shall have the right or ability to amend, supplement or modify the terms of this Note in any way without the prior written consent of the Administrative Agent, which consent may be granted or withheld in the Administrative Agent's sole and absolute discretion;

        (b) The Payees shall have no right or ability to object or consent to any amendments, modifications, or other changes to, or refinancings or waivers of any of the terms or obligations under the Senior Secured Credit Facility, including without limitation, any extension or shortening of the time of payments (even if such shortening causes the Senior Secured Credit Facility to be due on demand or otherwise), any revision of any amortization schedule, and increases in the interest rate or the principal amount thereof, or the exercise or non-exercise of any rights or remedies by any of the Secured Parties thereunder;

        (c) The Payees shall have no right or ability to challenge (in any judicial forum or otherwise) the Secured Parties' claims or liens or the provisions of Sections 3, 4 or 5 hereof or this Section 6 or any other rights of the Secured Parties hereunder;

        (d) The Administrative Agent, as attorney-in-fact for the Payees, shall have the right to take any actions in the name of such holders to effectuate the provisions and intent of the provisions of Sections 3, 4 or 5 hereof or this
Section 6; and

        (e) In the event the Corporation suffers a Bankruptcy Event, as that term is defined under the Credit Agreement, (i) the provisions of Sections 3, 4 or 5 hereof or this Section 6 shall remain enforceable and in effect; (ii) the Secured Parties shall have the right to vote the claims of the Payees in any proceeding arising out of or relating to a Bankruptcy Event of the



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Corporation or any other Credit Party (as defined in the Credit Agreement) with respect to any matter to be voted upon, including, without limitation, acceptance or rejection of a plan of reorganization or election of a trustee;
(iii) the Payees irrevocably assign to the Secured Parties the right to file a proof of claim on behalf of the Payees and agree not to file a competing claim; and (iv) the Payees will not (A) object to any plan of reorganization or disclosure statement that is supported by the Secured Parties, (B) propose or support any plan of reorganization not supported by the Secured Parties, (C) seek any dismissal of a bankruptcy case or conversion of such case to a case under a different chapter of the Bankruptcy Code other than in a manner expressly consented to by the Secured Parties, (D) seek the appointment of a trustee or examiner in any such case, (E) serve on any official committee of creditors appointed in any proceeding relating to such Bankruptcy Event, or (F) file any motion, pleading or other document or appear in any capacity in a bankruptcy case relating to the Corporation or any other Credit Party without the consent of the Secured Parties. Notwithstanding the forgoing provisions of this Section 6(e), as between the Payees and the Corporation only, the Payees shall, in all cases, be deemed unsecured creditors (as opposed to an equity holder) of the Corporation upon the occurrence of a Bankruptcy Event.

        SECTION 7. MISCELLANEOUS.

        (a) Any notice required by the provisions of this Note to be given to the Payees or the Corporation shall be given and deemed received or delivered at the following address:

        Payees:

        c/o Milberg Weiss Bershad Hynes & Lerach, LLP
        600 West Broadway
        1800 One American Plaza
        San Diego, California 92101-3356

        Corporation:

        Corrections Corporation of America
        10 Burton Hills Boulevard
        Nashville, Tennessee 37215

        (b) This Note shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by, construed under, and enforced in accordance with the laws of the State of New York.

        (c) The Corporation agrees, to the extent permitted by law, to pay to the Payees all costs and expenses (including attorneys' fees) incurred by it in the collection hereof or the enforcement of any right or remedy provided for herein (including such costs and expenses incurred in connection with a workout or an insolvency or bankruptcy proceeding).




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        IN WITNESS WHEREOF, the undersigned has executed this Note effective as of the date first above written.

                                       CORPORATION:

                                       CORRECTIONS CORPORATION OF
                                       AMERICA, a Maryland corporation


                                       By: /s/ John D. Ferguson
                                           ------------------------------------
                                       Title: President
                                              ---------------------------------



ATTEST:


/s/ Irving E. Lingo, Jr.
----------------------------
Assistant Secretary